Exhibit 99.2

Eagle Bulk Shipping Inc. Provides Market Update at Wachovia Global Transportation and Packaging Conference

NEW YORK, NY, September 10, 2007 -- Eagle Bulk Shipping Inc. (NasdaqGS:EGLE) provided an update to the market during its presentation today at the Wachovia Global Transportation and Packaging Conference in New York.

Specifically, Eagle Bulk reported that it has finalized its underwriting commitment from the Royal Bank of Scotland plc for the Company’s new $1.6 billion revolving credit facility.  The new facility includes a term of ten years, availability in full until July 2012, interest on borrowed amounts payable at LIBOR plus 0.80%/0.90%, and a commitment fee of 0.25% annually on unused amounts.

The Company also announced that upon completion of its current charter, the FALCON will commence a new time charter at a rate of $39,500 per day for 21 to 23 months. The charterers have an option to extend the charter period by 11 to 13 months at a rate of $41,000 per day. This represents an 89% increase from the FALCON’s current charter rate of $20,950 per day

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Mandelbaum & Morgan, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.